Exhibit 3(i)

                            ARTICLES OF INCORPORATION

                                       OF

                 INTERACTIVE MOTORSPORTS AND ENTERTAINMENT CORP.

     The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the "Corporation") pursuant to the provisions of the Indiana
Business Corporation Law, as amended (hereinafter referred to as the "Law"), executes the following Articles of Incorporation:

ARTICLE 1. NAME.

     Section 1.1 Corporate Name. The name of the Corporation is INTERACTIVE MOTORSPORTS AND ENTERTAINMENT CORP.

ARTICLE 2. PURPOSES AND POWERS.

     Section 2.1 Corporate Purposes. The purposes for which the Corporation is formed are for the transaction of any and all lawful business for which a corporation may be incorporated under the Law.

     Section 2.2 Corporate Powers. The Corporation shall have the power to perform any act which is necessary, convenient or expedient to accomplish any purpose within the contemplation of this Article 2.

ARTICLE 3. PERIOD OF EXISTENCE.

     Section 3.1 Period of Existence. The period during which the Corporation shall continue is perpetual.

ARTICLE 4. REGISTERED AGENT AND REGISTERED OFFICE.

     Section 4.1 Registered Agent and Registered Office. The street address of the Corporation's Registered Office and the name of the Corporation's Registered Agent for service of process at that office is William R. Donaldson, 5624 West 73rd Street, Indianapolis, Indiana 46278.

ARTICLE 5. AUTHORIZED SHARES.

     Section 5.1 Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is 210,000,000 shares of capital stock consisting of:

     5.1.1. 200,000,000 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), and

     5.1.2. 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock").

     Section 5.2 Preferred Stock. Undesignated shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

     Section 5.3 Designation of Convertible Preferred Stock. The Corporation hereby designates 10,000,000 of the shares of Preferred Stock as "Convertible Preferred Stock." The rights, preferences, privileges and restrictions granted to or imposed on the Convertible Preferred Stock ("Convertible Preferred Stock") are set forth below:

     5.3.1. Dividends. The Convertible Preferred Stock shall, with respect to dividend rights, rank pari passu with any other series of other equity securities of the Corporation, including the Common Stock of the Corporation, and shall participate in any such dividend on an "as if" converted basis.

     5.3.2. Liquidation.

     5.3.2.1. Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to Fifty Five Cents ($0.55) per share (as appropriately adjusted for future stock splits, stock dividends, combinations or other recapitalizations) for each share of Convertible Preferred Stock then held by them, plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Convertible Preferred Stock in proportion of the preferential amount each such holder is otherwise entitled to receive.

     5.3.2.2. Remaining Assets. Upon the completion of the distribution required by Section 5.3.2.1 above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and Convertible Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Convertible Preferred Stock then held by them.

     5.3.2.3. Deemed Liquidation. For the purposes of Section 5.3.2 a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of the other corporation or corporations as a result of such consolidation or merger (other than a merger or consolidation with a wholly owned subsidiary of the Corporation or a merger or consolidation that results in the shareholders of the Corporation owning 50% or more of the voting power of the surviving entity after such merger or consolidation), or (b) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

     5.3.3. Conversion. The holders of the Convertible Preferred Stock shall have the conversion rights as follows (the "Conversion Rights"):

          5.3.3.1. Automatic Conversion. Each share of Convertible Preferred Stock shall automatically be converted on the first anniversary of the date of issuance of such share (the "Conversion Date"), at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Conversion Price, determined as hereafter provided, in effect on the Conversion Date. The applicable Conversion Price per share of Convertible Preferred Stock shall be the lesser of (i) $1.00 per share of Common Stock or (ii) the average of the average between the bid and ask prices for a share of Common Stock on the ten (10) trading days ending on the trading day immediately prior to the Conversion Date subject to adjustment as set forth in
          Section 5.3.3.3; provided however, that if the Common Stock does not trade on at least six (6) of the ten (10) trading days ending on the trading day immediately prior to the Conversion Date, the conversion price shall be One Dollar ($1.00).

          5.3.3.2. Mechanics of Conversion. On or before the Conversion Date, any holder of Convertible Preferred Stock shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with any cash dividends declared but unpaid on such shares of Convertible Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

          5.3.3.3. Conversion Price Adjustments of Convertible Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

          5.3.3.4. Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the Conversion Price for each share of Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each share of Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          5.3.3.5. Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in Section 5.3.3, then and in each such event provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Section
          5.3.3 with respect to the rights of the holders of the Convertible Preferred Stock.

          5.3.3.6. Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Convertible Preferred Stock immediately before that change.

          5.3.3.7. Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Section 5.3.2 hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in Section 5.3) or a merger or consolidation of this Corporation with or into another corporation, or the sale of all or substantially all of this Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock held by them, the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 5.3 with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of Section 5.3 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          5.3.3.8. No Fractional Shares and Certificate as to Adjustments.

               5.3.3.8.1. No fractional shares shall be issued upon the conversion of any share or shares of the Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock of the holder on the Conversion Date and the number of shares of Common Stock issuable upon such conversion.

               5.3.3.8.2. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Convertible Preferred Stock pursuant to Section 5.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Convertible Preferred Stock, a certificate setting forth such adjustment or readjustment and shown in detail the facts upon which such adjustment or readjustment is based. The Corporation shall furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, and (b) the Conversion Price for the Convertible Preferred Stock at the time in effect.

          5.3.3.9. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

     5.3.4. Voting Rights. The holders of Convertible Preferred Stock shall:

          5.3.4.1. Be entitled to cast on each matter submitted to a vote of the stockholders of the Corporation the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock would be converted pursuant to Section 5.3.3 hereof, at the record date of the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited;

          5.3.4.2. Have voting rights and powers equal to the voting rights and powers of the Common Stock except as otherwise stated in (i) above with respect to the number of votes each share of Convertible Preferred Stock is entitled; and

          5.3.4.3. Be entitled to any notice of any stockholder's meeting in accordance with the bylaws of the Corporation. Fractional shares shall not be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with 1/2 being rounded upward). Except as otherwise provided herein or by law, the holders of Convertible Preferred Stock and holders of Common Stock shall vote together as a single class and not as separate classes on all matters submitted to a vote of the Corporation's stockholders.

          5.3.5. Protective Provisions. So long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock alter or change (through reclassification or otherwise) the rights, preferences or privileges of the shares of Convertible Preferred Stock as to effect adversely such shares.

     Notwithstanding the above, the approval of the holders of the Convertible Preferred Stock as a class shall not be required if at any time or from time to time a capital reorganization of the Common Stock or a merger or consolidation of this Corporation whether into another corporation, or the sale of all or substantially all of this Corporation's property and assets to any other person occurs and as a part of such reorganization, merger, consolidation or sale, provision has been made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock held by them, the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale, with appropriate adjustments with respect to the rights of the holders of Convertible Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of
Section 5.3 (including adjustment of the conversion prices then in effect and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     Notwithstanding the foregoing, the Board of Directors may create, designate and authorize the issuance of one or more series of Preferred Stock which is on parity with or has preference or priority over the Convertible Preferred Stock as to the right to receive other dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, as to voting rights or as to any other right, privilege or restriction, all without the approval or consent of the holders of the Convertible Preferred Stock.

ARTICLE 6. DIRECTORS.

     Section 6.1 Number of Directors. The initial Board of Directors is composed of two (2) members who shall hold office until the first annual meeting of the shareholders at which directors are elected or until their earlier removal, resignation or death. After the initial Board of Directors, the number of directors shall be as specified in, or fixed in accordance with, the By-Laws of the Corporation.

Section 6.2 Names and Addresses of the Initial Directors.

          Name                           Address
          William R. Donaldson           5624 West 73rd Street
                                         Indianapolis, Indiana 46278

          Carl L. Smith                  355 Interstate Blvd.
                                         Sarasota, FL  34240

     Section 6.3 Qualifications of Directors. Directors need not be residents of the State of Indiana nor shareholders of the Corporation.

     Section 6.4 Powers of Directors. The Board of Directors shall have the power to direct the management of the business and affairs of the Corporation. In addition to the powers and authorities set forth herein or expressly conferred upon the directors by statute or common law, the directors are hereby authorized to exercise all such powers and perform all such acts as may be exercised or done by a corporation organized and existing under the provisions of the Law.

     Section 6.5 Removal of Directors. Any or all of the directors may be removed at any time, for a specific cause found and determined by a vote of not less than two-thirds (2/3) of the entire Board of Directors at the time. Any or all of the directors may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may only be removed in accordance with this Section.

Section 6.6       Incorporator.

          Name                         Address
          Jeffrey B. Bailey            1400 First Indiana Plaza
                                       135 North Pennsylvania Street
                                       Indianapolis, Indiana 46204

ARTICLE 7. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     Section 7.1 Indemnification of Officers and Directors. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was (or has agreed to become) a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

     Section 7.2 Indemnification of Employees and Agents. Subject to Section 7.3, the Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was (or has agreed to become) an employee or agent of the Corporation, or is or was serving (or has agreed to serve at the request of the Corporation) as an employee, agent, officer, director, partner, member, manager or trustee (collectively a "Third Party Employee") of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

     Section 7.3 Standard of Conduct. Officers, directors, employees, agents and Third Party Employees shall only be entitled to indemnification under this
Article 7 if:

     7.3.1. he or she acted (or failed to take action) in good faith; and

     7.3.2. (i) in the case of conduct in his or her official capacity with the Corporation, the individual's conduct was in the Corporation's best interest; and (ii) in all other cases, the individual's conduct was at least not opposed to the best interests of the Corporation; and

     7.3.3. in the case of a criminal proceeding, he or she either: (i) had reasonable cause to believe his or her conduct was lawful; or (ii) had no reason to believe his or her conduct was unlawful;

except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (A) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (B) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     Section 7.4 Termination and Settlement of Action. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standard of conduct specified in this Article 7.

     Section 7.5 Successful Defense. To the extent that a director, officer, employee or agent of the Corporation or Third Party Employee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1 or Section 7.2 hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 7.6 Determination That Indemnification Is Proper for Directors and Officers. Any indemnification of a director or officer of the Corporation under
Section 7.1 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 7.3 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not at the time parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, by a majority vote of a committee (designated by the Board of Directors) consisting of two (2) or more directors not at the time parties to the proceeding, (iii) by special legal counsel in a written opinion, or (iv) by the shareholders.

     Section 7.7 Determination That Indemnification Is Proper for Employees, Agents and Third Party Employees. Any indemnification of an employee or agent of the Corporation or a Third Party Employee under Section 7.2 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee, agent or Third Party Employee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 7.3 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not at the time parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, by a majority vote of a committee (designated by the Board of Directors) consisting of two (2) or more directors not at the time parties to the proceeding, (iii) by special legal counsel in a written opinion, or (iv) by the shareholders.

     Section 7.8 Advance Payment of Expenses for Directors and Officers. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of: (i) written affirmation of the director's or officer's good faith belief that the director or officer has met the standard of care described in Section 7.3; (ii) an unconditional written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article and
(iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

     Section 7.9 Advance Payment of Expenses for Employees, Agents and Third Party Employees. Expenses incurred by an employee or agent of the Corporation or a Third Party Employee in defending a civil or criminal action, suit or proceeding may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 7.10 Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 7.1 and Section 7.5 or advance of costs, charges and expenses to a director or officer under Section 7.8 shall be made promptly, and in any event within thirty
(30) days, upon the written request of the director or officer.

     7.10.1. Corporation's Failure to Respond or Denial of Claim. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction.

     7.10.2. Costs and Expenses. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.

     7.10.3. Defenses. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expense under Section 7.8 of this Article where the required affirmation and undertaking, if any, have been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 7.3 of this Article. The burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 7.3 of this Article 7, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 7.11 Procedure for Indemnification of Employees, Agents and Third Party Employees. The timing of indemnification for employees, agents and Third Party Employees and the terms and conditions upon which such indemnification shall be made shall be determined by the Board of Directors.

     Section 7.12 Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee, agent and Third Party Employee who serve in any such capacity at any time while these provisions as well as the relevant provisions of the Law are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. This contract right may not be modified retroactively without the consent of the director, officer, employee, agent or Third Party Employee.

     Section 7.13 Non-Exclusivity. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or Third Party Employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7.14 Severability. If this Article 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer and may indemnify each employee, agent and Third Party Employee as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     Section 7.15 Co-Representation. The Board of Directors may authorize the Corporation's counsel to represent a director, officer, employee, agent or Third Party Employee in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

     Section 7.16 Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, partner, member, manager, trustee, employee or agent, whether or not the Corporation would have the power to indemnify the individual against the same liability under this Article 7.

ARTICLE 8. AMENDMENT TO ARTICLES OF INCORPORATION AND BY-LAWS.

     Section 8.1 Amendment of Articles of Incorporation. The Corporation reserves the right to alter, amend and repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of the Law or any other pertinent enactment of the General Assembly of the State of Indiana and all rights and powers conferred hereby on shareholders, directors and officers of the Corporation are subject to such reserved right.

     Section 8.2 Adoption and Amendment of By-Laws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend and repeal the By-Laws of the Corporation upon the affirmative vote of not less than a majority of its members.



                                /s/ Jeffrey B. Bailey
                                --------------------------------------
                                Jeffrey B. Bailey





























         This instrument was prepared by Jeffrey B. Bailey, Attorney-at-Law, LEAGRE CHANDLER & MILLARD LLP, 135 N. Pennsylvania Street, 1400 First Indiana Plaza, Indianapolis, Indiana 46204-2415.